EXHIBIT 99.1

[CALYPTE BIOMEDICAL CORPORATION LOGO]	NEWS RELEASE

1265 Harbor Bay Parkway • Alameda, CA 94502

www.calypte.com

Company Contact: Richard Brounstein, Chief Financial Officer (510) 749-5156 email:rbrounstein@calypte.com	Investor Relations Contact: Joe Bunning Sitrick And Company (310) 788-2850 email: joe_bunning@sitrick.com

CALYPTE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Alameda, Calif., April 24, 2003—Calypte Biomedical Corporation (OTCBB: CALY), the developer and marketer of the only two FDA-approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA-approved serum HIV-1 antibody Western Blot supplemental test, today announced financial results for the first quarter ended March 31, 2003.

Revenues for the quarter totaled $784,000, compared with $1,159,000 for the comparable period in 2002, and $809,000 for the previous quarter ended December 31, 2002. The net loss attributable to common stockholders for the quarter was $6,374,000, or $0.04 per common share, compared with a net loss attributable to common stockholders of $678,000, or $0.02 per common share, for the three months ended March 31, 2002. The net loss for the first quarter of 2003 included $3,587,000 in non-cash charges that were related to the grants of common stock and options and warrants as compensation for services and non-cash interest expense related primarily to the accounting for Calypte’s convertible debt financing instruments. During the quarter ended March 31, 2002, non-cash charges and credits were a net credit of $1,292,000, related primarily to the gain on settlement of debt.

“We are continuing to make excellent progress in a number of key areas,” stated Tony Cataldo, Calypte’s executive chairman. “I am pleased to report that we achieved the high end of our sales guidance for the quarter, despite the fact that shipments to China were delayed due in part to the health emergency caused by the SARS situation. We had originally included these revenues in our forecasts for the quarter, so we would have been slightly ahead of our sales projections, had there been no interruption in deliveries to that market. We expect shipments to China to resume this quarter.”

“In addition to our growing presence in China and in Africa, where we began evaluation shipments to Safe Blood for Africa, we announced during the quarter that we had established a distribution relationship with Mistaire LLC, which provides us with direct access to the six member states of the Gulf Cooperative Council, which include Saudi Arabia, UAE, Bahrain, Qatar, Kuwait, and Oman. The agreement calls for minimum purchase orders and, assuming that business activities in the Gulf Region return to normalcy shortly, we expect to realize initial revenues from this new relationship in the next few months,” Cataldo concluded.

Calypte will hold a conference call Tuesday, April 29 at 11:00 a.m. (ET), 8:00 a.m. (PT). Investors can access the call from the investor section of the Calypte web site, at www.calypte.com. Investors in the U.S. and Canada interested in participating in the conference call may dial 800-257-1836 and reference the Calypte Biomedical call. International investors may dial 212-329-1451. Calypte recommends dialing into the call approximately 10 minutes prior to the scheduled start time. The webcast will be available until May 29, 2003. A telephone replay will be available through May 5, 2003 by calling 800-405-2236. International callers should dial 303-590-3000 for the replay. The replay confirmation code is 536115.

About Calypte Biomedical

Calypte Biomedical Corporation, headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte’s tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA-approved serum HIV-1 antibody Western Blot test. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. Calypte markets its products in countries worldwide through international distributors and strategic partners. Refer to current product package inserts for complete information on product performance characteristics.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing and access funds from our existing financing arrangements that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue and expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.

CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

Unaudited

	Three Months Ended
	March 31,
	2003	2002
Revenues:
Product sales	$784	$1,159
Cost of product sales	1,415	1,630

Gross Margin (Loss) on product sales	(631)	(471)
Other operating expenses:
Research and development costs	314	241
Selling, general and administrative costs	4,009	1,215

Total other operating expenses	4,323	1,456

Loss from operations	(4,954)	(1,927)
Interest income (expense) (primarily non-cash for both periods)	(1,516)	(46)
Gain on settlement of debt	—	1,319
Other income (expense)	128	8

Loss before income taxes	(6,342)	(646)
Income taxes	(2)	(2)

Net loss	(6,344)	(648)
Less dividends on mandatorily redeemable Series A preferred stock	(30)	(30)

Net loss attributable to common stockholders	$(6,374)	$(678)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.04)	$(0.02)

Weighted average shares used to compute net loss per share attributable to common stockholders (basic and diluted)	172,657	40,597

CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

Unaudited

	March 31,	December 31,
	2003	2002
Cash and cash equivalents	$294	$147
Working capital	(6,264)	(5,549)
Total Assets	3,806	3,297
Convertible notes and debentures, net of discount	3,404	2,181
Long-term portion of capital lease obligations	16	13
Mandatorily redeemable Series A preferred stock	2,606	2,576
Total stockholders' deficit	(8,418)	(7,494)